Abercrombie & Fitch Co.
Financial Information
(Unaudited)
(in thousands, except per share data and store data)

				Fiscal 2015					Fiscal 2016
	2012	2013	2014	Q1	Q2	Q3	Q4	2015	Q1	Q2	2016

Net sales	$4,510,805	$4,116,897	$3,744,030	$709,422	$817,756	$878,572	$1,112,930	$3,518,680	$685,483	$783,160	$1,468,643

Cost of sales, exclusive of depreciation and amortization	1,694,096	1,541,462	1,430,460	297,873	307,894	318,785	436,585	1,361,137	259,762	306,053	565,815

Gross profit	2,816,709	2,575,435	2,313,570	411,549	509,862	559,787	676,345	2,157,543	425,721	477,107	902,828

Stores and distribution expense	1,980,519	1,907,687	1,703,051	391,638	389,193	392,942	430,441	1,604,214	369,118	382,917	752,035

Marketing, general and administrative expense	473,883	481,784	458,820	107,533	119,846	117,698	125,244	470,321	114,447	111,719	226,166

Restructuring charge (benefit)	—	81,500	8,431	(1,598)	—	—	—	(1,598)	—	—	—

Asset impairment	7,407	46,715	44,988	6,133	—	12,076	—	18,209	—	6,356	6,356

Other operating (income) expense, net	(19,333)	(23,074)	(15,239)	(1,960)	(1,139)	(3,919)	577	(6,441)	(2,933)	(13,080)	(16,013)

Operating income (loss)	374,233	80,823	113,519	(90,197)	1,962	40,990	120,083	72,838	(54,911)	(10,805)	(65,716)

Interest expense, net	7,288	7,546	14,365	4,639	4,567	4,586	4,456	18,248	4,506	4,741	9,247

Income (loss) from continuing operations before taxes	366,945	73,277	99,154	(94,836)	(2,605)	36,404	115,627	54,590	(59,417)	(15,546)	(74,963)

Tax expense (benefit) for continuing operations	129,934	18,649	47,333	(31,590)	(3,217)	(5,881)	56,719	16,031	(20,787)	(3,515)	(24,302)

Net income (loss) from continuing operations	237,011	54,628	51,821	(63,246)	612	42,285	58,908	38,559	(38,630)	(12,031)	(50,661)

Less: Net income attributable to noncontrolling interests	—	—	—	—	1,422	394	1,167	2,983	957	1,098	2,055

Net income (loss) attributable to Abercrombie & Fitch Co.	$237,011	$54,628	$51,821	$(63,246)	$(810)	$41,891	$57,741	$35,576	$(39,587)	$(13,129)	$(52,716)

				Fiscal 2015					Fiscal 2016
	2012	2013	2014	Q1	Q2	Q3	Q4	2015	Q1	Q2	YTD
Net income (loss) per share from continuing operations attributable to Abercrombie & Fitch Co.:
Basic	$2.89	$0.71	$0.72	$(0.91)	$(0.01)	$0.61	$0.86	$0.52	$(0.59)	$(0.19)	$(0.78)
Diluted	$2.85	$0.69	$0.71	$(0.91)	$(0.01)	$0.60	$0.85	$0.51	$(0.59)	$(0.19)	$(0.78)

Net income (loss) per share attributable to Abercrombie & Fitch Co.:
Basic	$2.89	$0.71	$0.72	$(0.91)	$(0.01)	$0.61	$0.86	$0.52	$(0.59)	$(0.19)	$(0.78)
Diluted	$2.85	$0.69	$0.71	$(0.91)	$(0.01)	$0.60	$0.85	$0.51	$(0.59)	$(0.19)	$(0.78)

Weighted-average shares outstanding:
Basic	81,940	77,157	71,785	69,510	69,713	68,866	67,432	68,880	67,625	67,944	67,785
Diluted	83,175	78,666	72,937	69,510	69,713	69,265	68,243	69,417	67,625	67,944	67,785

Abercrombie comparable sales (1)			(5)%	(9)%	(7)%	(5)%	(2)%	(6)%	(8)%	(7)%	(7)%

Hollister comparable sales	(1)%	(14)%	(10)%	(6)%	(1)%	3%	4%	—%	—%	(2)%	(1)%

Comparable sales (2)	(1)%	(11)%	(8)%	(8)%	(4)%	(1)%	1%	(3)%	(4)%	(4)%	(4)%

Shares outstanding	78,445	76,402	69,352	69,557	69,600	67,153	67,348	67,348	67,605	67,666	67,666

Number of stores - end of period (3)	1,041	1,006	969	962	954	965	932	932	925	926	926

Gross square feet - end of period	7,958	7,736	7,517	7,456	7,434	7,477	7,292	7,292	7,209	7,209	7,209

(1) Abercrombie includes the Company's Abercrombie & Fitch and abercrombie kids brands.
(2) Comparable sales are calculated on a constant currency basis and exclude Gilly Hicks beginning in Q4 of fiscal 2014.
(3) Prior period store counts have been restated to count multi-brand outlet stores as a single store.

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